As filed with the Securities and Exchange Commission on December 22, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FIVE STAR QUALITY CARE, INC.

(Exact name of registrant as specified in its charter)

Maryland	04-3516029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

400 Centre Street

Newton, Massachusetts 02458

(Address of Principal Executive Offices) (Zip Code)

Five Star Quality Care, Inc.

2014 Equity Compensation Plan

(Full title of the plan)

Paul V. Hoagland

Treasurer and Chief Financial Officer

Five Star Quality Care, Inc.

400 Centre Street

Newton, Massachusetts 02458

(Name and address of agent for service)

(617) 796-8387

(Telephone number, including area code, of agent for service)

Copy to:

William J. Curry, Esq.

Sullivan & Worcester LLP

One Post Office Square

Boston, Massachusetts 02109

(617) 338-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☒
Non-Accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Shares of common stock, $.01 par value per share	5,166,270	$4.11	$21,233,369.70	$2,467.32

(1)                                 Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover, in addition to the number of shares of common stock stated above, an indeterminate number of additional shares of common stock, $.01 par value per share, of the Registrant that may become issuable under the Five Star Quality Care, Inc. 2014 Equity Compensation Plan by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected that results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)                                 Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices of the Registrant’s shares of common stock on the New York Stock Exchange on December 19, 2014.

EXPLANATORY NOTE

This Registration Statement is being filed to register 5,166,270 shares of common stock of Five Star Quality Care, Inc., or the Company, which may be offered or sold from time to time pursuant to the Five Star Quality Care, Inc. 2014 Equity Compensation Plan, or the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of Form S-8 will be sent or given to individuals participating in the Plan in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended, or the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission, or the Commission, as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, consistent with the instructions to Part I of Form S-8. These documents and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•                  Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

•                  Current Reports on Form 8-K filed with the Commission on January 6, 2014, January 31, 2014, March 4, 2014, April 1, 2014, April 8, 2014, April 17, 2014, May 12, 2014, May 14, 2014, May 16, 2014, June 2, 2014, June 30, 2014, July 11, 2014, August 1, 2014, September 16, 2014, September 17, 2014 (reporting Items 5.03 and 9.01), October 3, 2014 and October 9, 2014; and

•                  the description of the Company’s shares of common stock contained in the Company’s Registration Statement on Form 8-A dated December 7, 2001, including any amendments or reports filed for the purpose of updating that description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.  The Company’s charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law, or the MGCL, permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities.  However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Additionally, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of that corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.  The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:

•                  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity.

The Company’s charter also authorizes it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while the Company’s director and at the Company’s request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as the Company’s present or former director or officer and pay or reimburse such person’s reasonable expenses in advance of final disposition of a proceeding.

The Company has also entered into indemnification agreements with its directors and its officers providing for procedures for indemnification by the Company to the fullest extent permitted by law and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from their service to the Company.

The Company currently maintains an insurance policy on behalf of its directors and officers against certain liabilities asserted against them or which they incur acting in such capacity or arising out of their status as directors or officers.

The Commission has expressed the opinion that indemnification of directors, officers or persons otherwise controlling a company for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

Reference is made to the Company’s charter filed as Exhibit 3.1 to its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011.  Reference is also made to the Company’s indemnification agreements with its directors and officers, a form of which is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit Number	Description
3.1

Composite Copy of Articles of Amendment and Restatement, dated December 5, 2001, as amended to date. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.)

3.2

Articles Supplementary, as corrected by Certificate of Correction, dated March 19, 2004. (Incorporated by reference to the Company’s registration statement on Form 8-A dated March 19, 2004 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, respectively, File Number 001-16817.)

3.3	Articles Supplementary, dated April 16, 2014. (Incorporated by reference to the Company’s Current Report on Form 8-K dated April 16, 2014.)
3.4

Composite Copy of Amended and Restated Bylaws, adopted February 14, 2012, as amended to date. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.)

4.1	Form of Common Share Certificate. (Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.)
5.1	Opinion of Venable LLP. (Filed herewith.)
23.1	Consent of Ernst & Young LLP. (Filed herewith.)
23.2	Consent of Venable LLP. (Included in Exhibit 5.1.)
24.1	Powers of Attorney. (Included on signature page.)
99.1	Five Star Quality Care, Inc. 2014 Equity Compensation Plan. (Incorporated by reference to the Company’s Current Report on Form 8-K dated September 30, 2014.)

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however , that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on December 22, 2014.

FIVE STAR QUALITY CARE, INC.

By:	/s/ Bruce J. Mackey Jr.
Bruce J. Mackey Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated; and each of the undersigned officers and directors of Five Star Quality Care, Inc., hereby severally constitutes and appoints Bruce J. Mackey Jr. and Paul V. Hoagland to sign for him or her, and in his or her name in the capacity indicated below, this registration statement on Form S-8 for the purpose of registering such securities under the Securities Act of 1933, and any and all amendments thereto, hereby ratifying and confirming their signatures as they may be signed by their attorneys to this registration statement and any and all amendments thereto.

Signature	Title	Date

/s/ Bruce J. Mackey Jr.	President and Chief Executive Officer	December 22, 2014
Bruce J. Mackey Jr.	(Principal Executive Officer)

/s/ Paul V. Hoagland	Chief Financial Officer and Treasurer	December 22, 2014
Paul V. Hoagland	(Principal Financial Officer and Principal Accounting Officer)

/s/ Donna D. Fraiche	Independent Director	December 22, 2014
Donna D. Fraiche

/s/ Bruce M. Gans	Independent Director	December 22, 2014
Bruce M. Gans

/s/ Barbara D. Gilmore	Independent Director	December 22, 2014
Barbara D. Gilmore

/s/ Gerard M. Martin	Managing Director	December 22, 2014
Gerard M. Martin

/s/ Barry M. Portnoy	Managing Director	December 22, 2014
Barry M. Portnoy

EXHIBIT INDEX

Exhibit Number	Description
3.1

Composite Copy of Articles of Amendment and Restatement, dated December 5, 2001, as amended to date. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.)

3.2

Articles Supplementary, as corrected by Certificate of Correction, dated March 19, 2004. (Incorporated by reference to the Company’s registration statement on Form 8-A dated March 19, 2004 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, respectively, File Number 001-16817.)

3.3	Articles Supplementary, dated April 16, 2014. (Incorporated by reference to the Company’s Current Report on Form 8-K dated April 16, 2014.)
3.4

Composite Copy of Amended and Restated Bylaws, adopted February 14, 2012, as amended to date. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.)

4.1	Form of Common Share Certificate. (Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.)
5.1	Opinion of Venable LLP. (Filed herewith.)
23.1	Consent of Ernst & Young LLP. (Filed herewith.)
23.2	Consent of Venable LLP. (Included in Exhibit 5.1.)
24.1	Powers of Attorney. (Included on signature page.)
99.1	Five Star Quality Care, Inc. 2014 Equity Compensation Plan. (Incorporated by reference to the Company’s Current Report on Form 8-K dated September 30, 2014.)